Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated October 29, 2007
Relating to Preliminary Prospectus Dated September 26, 2007
Registration Statement No. 333-142144
6,000,000 Shares

Common Stock
SoundBite Communications, Inc. is providing you with the following updated information in connection with the initial public offering of shares of our common stock.
On October 17, 2007, our counsel and counsel for the underwriters of our initial public offering received a letter on behalf of Universal Recovery Systems, Inc., or URS, alleging, among other things, that our on-demand automated voice messaging solution may be in violation of three U.S. patents owned by URS, which we refer to as the specified patents.
On October 19, 2007, we filed a lawsuit in the federal district court in Massachusetts in which we requested (a) a declaration that we do not infringe any valid and enforceable claim of any of the specified patents and (b) a judgment that URS and its affiliate Blake Rice improperly interfered with our business, including our initial public offering.
On October 23, 2007, URS filed a Statement of Non-Liability in the lawsuit, by which URS and Blake Rice covenant not to assert any claim of patent infringement against us (or any of our controlled affiliates, customers and authorized users) under the specified patents with respect to our on-demand automated voice messaging products currently or previously marketed or sold in the United States.
For additional information about the claims previously asserted by URL, please see our issuer free writing prospectus dated October 18, 2007, which can be reviewed by clicking on the link [http://www.sec.gov/Archives/edgar/data/1163698/000095013507006170/0000950135-07-006170-index.htm], or our current registration statement.
To review a filed copy of our current registration statement, please click on the following link: [http://www.sec.gov/Archives/edgar/data/1163698/000095013507006424/0000950135-07-006424-index.htm].

SoundBite Communications, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SoundBite has filed with the SEC for more complete information about SoundBite and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus if you request it by contacting Cowen and Company at 631-254-7106 or Thomas Weisel Partners LLC at 415-364-2500.